BALLANTRAE PARTNERS, L.L.C.
 75 WEST END AVENUE R-12E
    NEW YORK, NY 10023

 TELEPHONE (212) 957-1337


                                  July 8, 1996

Mr. Robert G. Schatz
Chairman of the Board
North East Insurance Company
482 Payne Road
Scarborough, ME 04074

Dear Bob:

     Thank you for your cooperation in permitting us to obtain a copy of the offering package for your proposed private placement.

     We are disappointed that we have not been given a response to our letter dated July 2, which requested that the Board reconsider this offering. It is clear from the offering materials that our July 2 letter was accurate, and that NEIC is in the process of massive and unprecedented stock offering at a fire sale price and in a manner that disadvantages the shareholders of NEIC (and therefore Ballantrae Partners as a future shareholder of NEIC).

     As our filings indicate, we would like to support you and your team in the management of NEIC. Our only concern is that you raise capital at the highest price in a manner fair to all shareholders. The proposed offering, however, is not fair to any shareholders. In particular, we have concerns about the timing of the offering, the price of the offering and the manner in which you are executing the offering.

TIMING

     We do not understand your urgent need to raise capital through the issuance of unregistered, illiquid securities in the midst of our acquiring a 27% interest in the Company. Using registered securities would involve a longer period of time, but would in all likelihood allow the Company to raise capital at a fair market value. It would seem to be a lot easier (and therefore less costly) to raise this money once there is resolution to our Form A process and the underlying value of the Shares is unleashed. More importantly, though, there has been no indication in your public filings (your l995 10-KSB and March 1996 lO-QSB) or at your annual meeting which occurred 14 days prior to the date of the offering, that there is an urgent need for capital. Nor does the PPM indicate any urgency to raise capital at a seriously dilutive price. For a Company that has not raised capital in the past 15 years, the timing of this offering could be reasonably seen as an attempt to dilute our future position.

PRICING

     We recognize that NEIC could use more capital at some point in time. In fact, we would like to support your efforts to raise capital. However, we would propose to do so only at a fair price. We believe NEIC's plan to issue stock at a price below market and book value is extremely unfair and damaging

Mr. Robert G. Schatz
July 8, 1996
Page 2

for the Company's shareholders.(1) Ballantrae is disturbed that such a punitive offering is being intentionally effectuated without even offering the right to all shareholders to participate in the offering pro-rata according to their current ownership position. The timing, price and structure of the offering all indicate a desire to dilute the existing shareholders. As we have told you several times in the past, we would be willing to invest substantial capital directly into NEIC at a fair price to shareholders.

OFFERING METHOD

     You are proposing to increase the number of outstanding shares of NEIC by 50% by issuing unregistered stock that cannot be traded for a number of years. The Company has long suffered from having illiquid stock by virtue of the Gershuny shares and we have all seen how this illiquidity has depressed the value of the stock. We cannot understand why you would choose to offer more illiquid stock in a way which is clearly not as helpful to the Company as having all registered, tradable securities outstanding, unless there are other motivations you have not described in the offering materials.(2)

ALTERNATIVE PROPOSAL TO RAISE CAPITAL

     As we have mentioned in the past, we are prepared to invest additional capital in NEIC. We would like to discuss with you the following proposal:

1. NEIC would initiate a rights offering of 800,000 registered shares at $2.00 per share open to all existing shareholders pro-rata to their current ownership. Ballantrae would invest a minimum of its pro-rata share of 27% of all shares so issued and would consider purchasing all 800,000 shares ($1.6 million) to the extent that no other shareholders wish to participate in the offering. This transaction would be subject to approval of our current Form A application process with the State of Maine and the State of New York, but we anticipate filing our Form A's with both states this week, and we have been told that we will have resolution to this process within 30-60 days (roughly the same as the August 15, 1996 termination date of the offering).

2. To the extent that you require a portion of the $1.6 million immediately (before we finalize the Form A process), we would consider making a bridge loan to NEIC. We understand that these funds would not be admitted as

______________________

         1 The dilution cost of this transaction to shareholders of NEIC is $900,000, or 15% of the existing surplus and capital of NEIC. Ballantrae's share of this dilution is $243,000 which represents 27% of the total. Derived as follows: existing book value of approximately $5.9 million. Additional capital raised equals $1.6 million based on 1.5 million shares at $1.20 per share, $150,000 in underwriting expenses and $40,000 in legal fees. Total book value will now equal approximately $7.6 million with 4.5 million shares outstanding for a new book value per share of $1.69 per share vs the existing book value of $1.98 per share at 3/31/96. This dilution of $.30 per share on the approximately 3 million shares equals $900,000.

         2 We also have concerns that the Private Placement Memorandum contains an inadequate level of disclosure. We believe that this exposes NEIC and its directors to unnecessary securities law liability. We believe it would be a large mistake to consummate the offering based upon the limited disclosure provided in the PPM.

Mr. Robert G. Schatz
July 8, 1996
Page 3

surplus, but if you have some undisclosed urgency that cannot wait for 30-60 days, we want to be responsive. We note that the Company has not disclosed in its public filings that it is having immediate liquidity problems.

Bob, we believe the foregoing is beneficial to NEIC because it (1) eliminates costly underwriting commissions of $125,000-150,000 (10%), (2) is non-dilutive to existing shareholders, and (3) represents a fair price for the securities of NEIC. Obviously, to the extent that NEIC cooperates with Ballantrae in the Form A proceedings, we could expedite the timing for our investing additional capital.

     We are also willing to discuss with you and assist NEIC with any other reasonable financing transaction. What is most confusing to us is your unwillingness to work with us. We would think the Board (consistent with its fiduciary duties) would want to raise capital at the highest price possible. Since we have offered to invest substantial capital directly into the Company, and would like to do so at a price higher than your existing alternatives, we would think that you would be motivated to cooperate with our Form A process.

FURTHER ACTIONS

     It has now been almost a week since we sent you our July 2 letter. In addition to the letter I sent to you, I attempted to contact two of your directors on June 28, Joe Hochadel (at work) and Ed Dilworth (at home) and neither has responded. Under normal circumstances, I would find these lack of responses peculiar given the size of our proposed investment. Under the current circumstances, it is tantamount to a complete disregard for interests of the shareholders of NEIC.(3) We believe that the proposed transaction would be a serious breach of fiduciary duty by the Directors of NEIC and will likely subject the Directors to personal liability. If the Company insists on ignoring us, we are fully prepared to undertake all options available to us to protect our investment.

     Bob, we are disappointed with the way our relationship has transpired. From the very beginning of our conversations we have expressed our desire to work with you, the Directors and Management to build a better North East Insurance Company. I spent almost 20 years of my life in Maine and personally would like nothing more than to be able to bring capital and jobs to Maine companies. Our group is motivated to help create a company that is safe for the insureds of NEIC, profitable for its shareholders and a rewarding place to work. We continue to hope these goals can be achieved with you and your team in place, and would like to work with you toward that end.

     We are prepared to meet with you and your representatives (or have a conference call) as soon as tomorrow morning to discuss the offering and our proposals further. If we do not hear from you by the close of business on Wednesday, we will assume that NEIC has chosen to continue to ignore our concerns.

______________________

         3 We note that senior management and the members of the Board hardly own any shares of Common Stock and will therefore not be harmed by the offering.

Mr. Robert G. Schatz
July 8, 1996
Page 4

                                   Sincerely,



                                    Murry N. Gunty
                                    Managing Director
                                    Ballantrae Partners

cc: Tom Record, Maine Bureau of Insurance
    Edward B. Batal, Director - North East Insurance Company
    David D. Chase, Director - North East Insurance Company
    Terrance P. Cummings, Director - North East Insurance Company Edward L. Dilworth, Jr., Director - North East Insurance Company Andrew Greenbaum, Director - North East Insurance Company
    Robert A. Hancock, Director - North East Insurance Company Wilson G. Hess, Director - North East Insurance Company
    Joseph M. Hochadel, Director - North East Insurance Company Bruce H. Suter, Director - North East Insurance Company
    Jonathan S. Kern, Managing Director - Ballantrae Partners Deborah L. Harmon, Managing Director - Ballantrae Partners Lawrence T. Yanowitch, Tucker, Flyer & Lewis
    Michae1 High, Drummond, Woodsum & MacMahon
    Cynthia Shenker, Wilson, Elser, Moskowitz
    Alex Clark, Advest Inc.
    Gregory Fryer, Verrill and Dana